Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Optiv Inc.:

We consent to the use of our report dated April 10, 2015, with respect to the consolidated balance sheets of FishNet Holdings, Inc. and subsidiaries as of December 31, 2014 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, included herein, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1 and related Prospectus.

Our report contains an emphasis of matter paragraph that states that the consolidated financial statements of FishNet Holdings, Inc. and subsidiaries as of December 31, 2013 and for the year then ended were audited by other auditors whose report thereon dated April 30, 2014, expressed an unmodified opinion on those financial statements.

/s/ KPMG LLP

Denver, Colorado

November 18, 2016